Free Writing Prospectus	Filed Pursuant to Rule 433(d)
Dated June 11, 2008	Registration Statement No. 333-11680

[corrected version]

TERM SHEET

Dated June 11, 2008

Issuer:	Japan Bank for International Cooperation (JBIC)

Security:	4.250% Guaranteed Bonds due 2013

Rating:	Moody’s: Aaa (Stable) / S&P: AA (Stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal amount:	US$1,500,000,000

Denomination:	US$100,000 x US$100,000

Pricing date:	June 11, 2008

Settlement date:	June 18, 2008

Maturity date:	June 18, 2013

Coupon:	4.250% (Semi-Annual, 30/360)

Interest payment dates:	June 18 and December 18 of each year, commencing December 18, 2008

Redemption after the occurrence of a tax event:	JBIC may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JBIC is required to pay, as described in the prospectus supplement

Price to public:	99.511%

Underwriting discount:	0.10%

Proceeds, before expenses, to JBIC:	99.411%

Benchmark U.S. Treasury:	3.5% due May 31, 2013

Benchmark yield:	3.495%

Spread:	+ 86.5 bp

Yield:	4.360%

Joint Lead Managers:	BNP Paribas J.P. Morgan Securities Ltd. Morgan Stanley & Co. International plc

Format:	SEC Registered

Clearing systems:	Euroclear and Clearstream, Luxembourg (International global bond held at the common depositary); DTC (DTC global bond)

International global bond ISIN:	XS0371194316

International global bond Common Code:	037119431

DTC global bond ISIN:	US471048AD02

DTC global bond CUSIP:	471048 AD0

Governing law:	New York

Listing:	London Stock Exchange’s Regulated Market

You can access JBIC’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act at the following website:

http://www.sec.gov/Archives/edgar/data/1109604/000119312508131617/d424b5.htm

JBIC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JBIC has filed with the SEC for more complete information about JBIC and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, JBIC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) BNP Paribas at 1-800-854-5674 (toll free from the United States), (ii) J.P. Morgan Securities Ltd. at 1-212-834-4533 (collect) or (iii) Morgan Stanley & Co. International plc at 1-866-718-1879 (toll free from the United States).